UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 23, 2006

Date of report (Date of earliest event reported)

PepsiAmericas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15019	13-6167838
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4000 Dain Rauscher Plaza

60 South Sixth Street

Minneapolis, Minnesota 55402

(Address of principal executive offices, including zip code)

(612) 661-3883

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 23, 2006, PepsiAmericas, Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., BNP Paribas Securities Corp., Wachovia Capital Markets, LLC, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Brokerage Services, LLC entered into an underwriting agreement.  Pursuant to such agreement, we agreed to sell, and the underwriters agreed to buy, $250 million principal amount of 5.625% Notes due 2011.  The transaction is scheduled to close on Friday, May 26, 2006.  We estimate that the net proceeds to our company, after deducting the underwriting discount and estimated offering expenses, will be approximately $247,220,750.  We expect to use the net proceeds primarily to repay commercial paper issued by us and for other general corporate purposes.

The underwriting agreement contains terms and conditions that are customary for transactions of this nature.  The underwriting agreement, which appears as Exhibit 1.1 to this report, is incorporated by reference in response to this Item 1.01.  The form of debt security to be issued in connection with the above-described underwriting, which appears as Exhibit 4.1 to this report, is incorporated by reference in response to this Item 1.01.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(d)           See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiAmericas, Inc.

Date: May 24, 2006	By:	/s/ Alexander H. Ware
Alexander H. Ware
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

1.1

Underwriting Agreement by and among PepsiAmericas, Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., BNP Paribas Securities Corp., Wachovia Capital Markets, LLC, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Brokerage Services, LLC, dated May 23, 2006.

4.1	Form of Debt Security.